Exhibit 4.2

EXECUTION VERSION

HALLMARK FINANCIAL SERVICES, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 19, 2019

TO

INDENTURE

DATED AS OF AUGUST 19, 2019

Relating To

6.25% Senior Unsecured Notes due 2029

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FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of August 19, 2019 (the “Supplemental Indenture”), to the Base Indenture (defined below) between Hallmark Financial Services, Inc., a Nevada corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of August 19, 2019 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its debt securities evidencing unsecured indebtedness;

WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture to establish the form and terms of Securities of any series as permitted by Section 2.1 of the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its debt securities to be known as its 6.25% Senior Unsecured Notes due 2029 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a legal, valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects and this Supplemental Indenture is authorized or permitted by the Base Indenture.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

1.01         Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

1.02         References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

1.03         For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Balance Sheet Date” means the last day of any annual or quarterly period for which the Company’s Consolidated balance sheet is included in the Company’s report furnished or otherwise made available pursuant to Section 3.06 of the First Supplemental Indenture, dated as of August 19, 2019, between the Company and the Trustee.

“Base Indenture” has the meaning provided in the recitals.

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“Cash Equivalents” means:

(1)         U.S. dollars;

(2)         securities issued or directly and fully guaranteed or insured by the United States Government or issued by any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)        marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from S&P or “A2” or better from Moody’s;

(4)         certificates of deposit, demand deposits, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s or (y) the short-term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-!” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $500 million;

(5)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any bank meeting the qualifications specified in clause 94) above;

(6)        commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s , or carrying an equivalent rating by a Rating Agency, if both of the two named rating agencies cease publishing rating of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)         instruments equivalent to those referred to in clauses (1) through (6) above denominated in Euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(8)         interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above;

(9)        money market funds that (i) comply with the criteria set forth in rules 2A-7 of the Investment company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by S&P or “Aaa” or the equivalent thereof by Moody’s and (iii) have portfolio assets of at least $45.0 billion; and

(10)        securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (4) of this definition.

“Commodity Agreement” means any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into by the Company or any Subsidiary.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming that the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (3) if the Independent Investment Banker only obtains one such Reference Treasury Dealer Quotation, such quotation.

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“Consolidated” means the Company and its Subsidiaries, taken as a whole in accordance with GAAP.

“Consolidated Capital” means, as of any date, the total shareholders’ equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus Consolidated Indebtedness.

“Consolidated Indebtedness” means, as of any date, the Indebtedness of the Company and its Subsidiaries for borrowed money determined on a consolidated basis in accordance with GAAP. Consolidated Indebtedness excludes operating lease liabilities.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement futures contract, option contract or other similar agreement as to which such Person is a party of a beneficiary.

“Debt to Capital Ratio” means, as of any date, the ratio (expressed as a percentage) equal to Consolidated Indebtedness as of such date divided by the Consolidated Capital as of such date.

“Event of Default” has the meaning provided in the Base Indenture as supplemented by Article 4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Finance Lease Obligations” of any Person means such obligations of the Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases rather than operating leases under GAAP. The amount of such Finance Lease Obligations will be the amount characterized as a liability on a balance sheet prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness for borrowed money of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)         entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business; provided further that the amount of each Guarantee will be the lesser of (i) the amount of the primary obligation or, if not stated, or indeterminable, the reasonably expected liability in respect of such primary obligation and (ii) the stated maximum amount of such Guarantee. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligation” of any Person means the obligations of such Person pursuant to any interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

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“Indebtedness” of any Person means, without duplication:

(1)         all obligations of such Person for borrowed money;

(2)         all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)         all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(4)         all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, deferred compensation, pension obligations, customer advances and accrued expenses incurred in the ordinary course of business);

(5)         all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than carriers’, mechanics, repairmen’s or like nonconsensual liens, arising in the ordinary course of business) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Indebtedness is not assumed, the amount shall be the lesser of (i) the fair market value of the property subject to such Lien and (ii) the amount of the Indebtedness secured by such Lien;

(6)         all Guarantees by such Person of Indebtedness of others;

(7)         all Finance Lease Obligations of such Person;

(8)         all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business); and

(9)         all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to law or judicial holding as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Indebtedness provide that such Person is not liable therefor.

“Indenture” has the meaning provided in the recitals.

“Independent Investment Banker” means the Reference Treasury Dealer selected by the Company.

“Insurance Subsidiary” means any Subsidiary of the Company that is required to be licensed as an insurer or reinsurer.

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the governmental or regulatory authority or agency charged with regulating the insurance business of insurance companies or insurance holding companies, in its jurisdiction of legal domicile.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Issue Date” means August 19, 2019.

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“Notes” has the meaning provided in the recitals.

“Par Call Date” means May 15, 2029.

“Paying Agent” has the meaning provided in Section 2.03(d).

“Permitted Liens” means, with respect to any Person:

(1)         (x) pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent in each case Incurred in the ordinary course of business and (y) collateral consisting of Cash Equivalents securing letters of credit issued in respect of obligations to insurers in an aggregate amount not to exceed $1.0 million at any time outstanding;

(2)         Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s repairmen’s and other like Liens, in each case Incurred in the ordinary course of business;

(3)         Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4)         Liens in favor is issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such person in the ordinary course of its business;

(5)         Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under the Indentures, security by a Lien on the same property security such Hedging Obligation;

(6)         judgment Liens not giving rise to an Event of Default, and Liens securing appeal or surety bonds related to such judgment, so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(7)         Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;

(8)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or its Subsidiaries in the ordinary course of business;

(9)         Liens existing on the Issue Date;

(10)        Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

(11)        Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

(12)        deposits as security for contested taxes or contests import to customs duties;

(13)        any interest or title of a lessor under any operating lease;

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(14)        Liens on funds of the Company or any Subsidiary held in deposit accounts with third-party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Company or the Subsidiaries;

(15)        Liens of a collecting bank arising in the ordinary course of business under Section 4.208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(16)        Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(17)        Liens arising in connection with Cash Equivalents described in clause (5) of the definition of Cash Equivalents;

(18)        Liens securing cash management obligations incurred in the ordinary course of business; and

(19)        customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 3.02 is incurred.

“Rating Agency” means a nationally recognized statistical ratings organization within the meaning of Section 15E of the Exchange Act.

“Reference Treasury Dealer” means each of Raymond James & Associates, Inc. and three other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Company; provided, however, that if any of Raymond James & Associates, Inc. or any other Primary Treasury Dealer as specified by the Company shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Restricted Payment” has the meaning set forth in Section 3.04.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Insurance Regulatory Authority of its jurisdiction of legal domicile, consistently applied as in effect from time to time.

“Supplemental Indenture” has the meaning provided in the preamble.

“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note,” the principal amount of which an insurance regulator permits the issuer to record as an addition to capital and surplus rather than as a liability in accordance with SAP.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

“Trustee” has the meaning provided in the preamble.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

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ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

2.01         Designation and Principal Amount.

(a)          The Notes are hereby authorized and are designated the “6.25% Senior Unsecured Notes due 2029,” unlimited in aggregate principal amount.  The Notes issued on the date hereof pursuant to the terms of this Supplemental Indenture shall be in an aggregate principal amount of $50,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Sections 2.1 and 2.4 of the Base Indenture.

(b)          The Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes issued on the date hereof in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional Notes or except for the first payment of interest following the issue date of such additional Notes), so that such additional Notes shall be consolidated and form a single series with such series of Notes issued on the date hereof and shall have the same terms as to status, redemption or otherwise as such series of Notes issued on the date hereof; provided, however, that if the additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such additional Notes shall have separate CUSIP, ISIN or other identifying numbers.

2.02         Maturity.  The principal amount of the Notes shall be payable on August 15, 2029.

2.03         Form and Payment.

(a)          The Notes shall be issued only in fully registered book-entry form, without coupons, substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof.  The terms and provisions contained in the Notes shall constitute, and expressly are made a part of this Supplemental Indenture.  The Notes shall be issued in denominations of $1,000 and any integral multiple thereof. The Notes shall be issued initially in the form of global notes.

(b)          Payments of principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to DTC as the Depository with respect to the Notes or its nominee. At the Company’s option, payment of interest on Notes other than global notes may be made by wire transfer or check mailed to the Holder’s registered address.

(c)          The global notes representing the Notes shall be deposited with, or on behalf of, the Depository and shall be registered, at the request of the Depository, in the name of Cede & Co.

(d)          The Bank of New York Mellon Trust Company, N.A., shall act as paying agent for the Notes (the “Paying Agent”).  The Company may appoint and change the Paying Agent without prior notice to the Holders.

2.04         Interest.  Interest on the Notes shall accrue at the rate of 6.25% per annum.  Interest on the Notes shall be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2020 (each an “Interest Payment Date”), to the Holders in whose names the Notes are registered at the close of business on the last day of the calendar month immediately preceding such Interest Payment Date.  Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

2.05         Ranking.  The Notes shall be senior unsecured indebtedness of the Company only and will not be obligations of or guaranteed by any of its subsidiaries. The Notes shall (i) rank senior in right of payment to any of the Company’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated or junior in right of payment to the senior unsecured debt securities, and (ii) rank equally in right of payment to all of the Company’s existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated or junior in right of payment to the senior unsecured debt securities.

2.06         Notes Not Convertible or Exchangeable.  The Notes shall not be convertible into, or exchangeable for, any other securities of the Company, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

2.07         No Sinking Fund.  No sinking fund shall be provided with respect to the Notes.

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ARTICLE 3

ADDITIONAL COVENANTS

Pursuant to Section 2.1(o) of the Base Indenture, so long as any of the Notes are outstanding, the following provisions shall be applicable to the Notes in addition to the covenants contained in Article IV of the Base Indenture:

3.01         No Liens.

(a)          The Company shall not, and shall not permit any of its Subsidiaries to, create, assume, Incur or permit to exist any Indebtedness (including any Guarantee of Indebtedness) that is secured by a Lien (other than Permitted Liens) on:

(i)          the Capital Stock of any Material Subsidiary; or

(ii)         the Capital Stock of a Subsidiary that owns, directly or indirectly, the Capital Stock of any Material Subsidiary, without, in either case, providing that the Notes will be secured equally and ratably with the Indebtedness so secured for so long as such Indebtedness shall be so secured; provided, that this limitation does not apply to (A) Liens on Capital Stock of a Subsidiary as of the date of the initial issuance of the Notes if such Subsidiary shall thereafter become a Material Subsidiary, or any renewal or extension of such existing liens, or (B) Liens on capital or other securities of subsidiaries that are not Material Subsidiaries.

(b)          If the Company shall hereafter be required to secure the Notes equally and ratably with any other Indebtedness pursuant to this Section 3.01, the Trustee is hereby authorized and directed to enter into an indenture or agreement supplemental hereto in order to provide for such security subject to and in accordance with the penultimate sentence of Section 9.1 and Section 9.6, as if such indenture or agreement supplemental hereto were expressly subject to and enumerated in Section 9.1.

3.02         Limitation on Incurrence of Indebtedness.

(a)          The Company shall not, and shall not permit any of its Subsidiaries to Incur, directly or indirectly, any Indebtedness unless:

(i)          no Event of Default has occurred and is continuing; and

(ii)         the Company’s Debt to Capital Ratio as of the Balance Sheet Date immediately preceding the date on which such additional Indebtedness would be Incurred would have been no greater than 35%, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness and all other Indebtedness Incurred since the immediately preceding Balance Sheet Date had been Incurred as of such day (except to the extent such Indebtedness has been or will be used to prepay other Indebtedness) and the proceeds therefrom applied as of such day.

(b)          the limitations set forth in Section 3.02(a) do not apply to the incurrence of the following types of Indebtedness:

(i)          Indebtedness of the Company evidenced by the Notes;

(ii)         any Indebtedness outstanding on the date of the issuance of the Notes, any Indebtedness used to refinance such outstanding Indebtedness, and any Indebtedness incurred that is used to redeem the Notes in accordance with the terms of the Indenture;

(iii)        Indebtedness arising from the honoring by a bank or other financial institutions of a check, draft or other instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments, drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within 10 business days of incurrence;

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(iv)        Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business of the Company and its Subsidiaries with such banks or financial institutions that arise in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of Company and its Subsidiaries;

(v)         Indebtedness of Company or any Subsidiary in a total maximum not to exceed $5.0 million outstanding at any time, provided that on the date any such Indebtedness is incurred, and after giving effect thereto on a pro forma basis, no Event of Default has occurred and is continuing (or would result therefrom), including pro forma compliance with any financial covenant ratios applicable to the Notes (including the Debt to Capital Ratio); or

(vi)        Indebtedness of Company or any Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease all of the Notes, provided that (A) such Indebtedness (1) is subordinate to any Notes not so defeased, and (2) has a maturity subsequent to any Notes not so defeased, and (B) unless all of the Notes are defeased, such Indebtedness shall not be issued by any Subsidiary.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any Indebtedness incurred pursuant to and in compliance with, this covenant:

(i)          in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Company, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of incurrence, and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with the Indenture, and only be required to include the amount and type of such Indebtedness once;

(ii)         Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise not included in the determination of the principal amount of Indebtedness shall not be included;

(iii)        Indebtedness permitted by this Section 3.02 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of the Indenture permitting such Indebtedness; and

(iv)        the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the principal amount.

(d)          Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount, together with any interest thereon that is more than five days past due, in the case of any other Indebtedness, (iii) in the case of the Guarantee by a specified person of Indebtedness of another person, the maximum liability to which the specified person may be subject upon the occurrence of the contingency giving rise to the obligation, and (iv) in the case of Indebtedness of others guaranteed solely by means of a lien on any asset or property of Company or any Subsidiary (and not to their other assets or properties generally), the lesser of (x) the fair market value of such asset or property on the date on which such Indebtedness is incurred, or (y) the amount of the Indebtedness so secured.

(e)          For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of the Indenture, the maximum amount of Indebtedness that the Company and its Subsidiaries may Incur under this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinanced Indebtedness is denominated that is in effect on the date of such refinancing.

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3.03         Restrictions on Dispositions.

(a)          The Company shall not, and shall not permit any of its Material Subsidiaries to sell, assign, pledge, transfer or otherwise dispose of, directly or indirectly, any of the Capital Stock or securities convertible into Capital Stock, or options, warrants or rights to subscribe for or purchase Capital Stock of a Material Subsidiary; and (ii) permitting a Material Subsidiary to issue, sell or otherwise dispose of any shares of its Capital Stock or securities convertible into its Capital Stock or options, warrants or rights to subscribe for or purchase its Capital Stock, unless after giving effect to the sale, assignment, pledge, transfer or other disposition, the Company and its Subsidiaries would own directly or indirectly at least 80% of the issued and outstanding Capital Stock of such Material Subsidiary after giving effect to that transaction.

(b)          Section 3.03(a) does not apply to any transaction described in clauses (1) or (2) Section 5.1 of the Base Indenture.

3.04         Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)          declare or pay any dividend on or in respect of, its Capital Stock or purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company (other than wholly in exchange for Capital Stock of the Company; or

(b)          Make any payment or other distribution on any other securities of the Company or any of its Subsidiaries that rank junior to or pari passu with the Notes, including on any Indebtedness of the Company or any of its Subsidiaries (all such payments and other actions under (a) and (b), a “Restricted Payment”), unless, with respect to either clause (a) or clause (b), at the time of, and after giving effect to such Restricted Payment on a pro forma basis,

(i)          no Event of Default shall have occurred and be continuing (or would reasonably be expected to result therefrom); and

(ii)         the Company’s Debt to Capital Ratio would be no greater than 35%.

3.05         Maintenance of Insurance Subsidiaries. The Company shall cause each of its Insurance Subsidiaries to

(a)          be duly organized and licensed or otherwise eligible to conduct an insurance or a reinsurance business, as the case may be, under the insurance statutes and regulations of the relevant insurance regulatory authorities in each jurisdiction in which the conduct of its business requires such licensing or eligibility,

(b)          have all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations and qualifications of and from all insurance regulatory authorities necessary to conduct their respective businesses, and

(c)          comply with all applicable insurance laws, rules and regulations applicable to the Insurance Subsidiaries.

3.06         Reports and Other Information.

(a)          Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall furnish to the Trustee and the Holders, within 15 days after the applicable time periods specified in the relevant forms (or, if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, within 15 days after the applicable time periods specified in the relevant forms for non-accelerated filers), after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; provided, however, that to the extent such reports are filed with the Commission and publicly available, such reports shall have been deemed to have been provided to the Trustee and the Holders and no additional copies need to be provided to the Trustee and the Holders. The Trustee shall have no responsibility whatsoever to determine whether any such filing has occurred.

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(b)          Unless such reports are otherwise filed with the Commission, the Company shall maintain a website to which all of the reports required by this Section 3.06 are posted to which access will be given to the Trustee, the Holders and prospective purchasers of the Notes that certify their status as such to the reasonable satisfaction of the Company and agree to keep such reports confidential.

(c)          Any and all defaults or Events of Default arising from a failure to furnish or file in a timely manner a report required by this Section 3.06 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 3.06) upon furnishing or filing such report as contemplated by this Section 3.06 (but without regard to the date on which such reports is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders purchase to Article VI of the Base Indenture if the principal, premium, if any, and accrued interest have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

(d)          The furnishing, filing or making accessible of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE 4

EVENTS OF DEFAULT

Pursuant to Section 2.1(o) and Section 6.1(f) of the Base Indenture, “Event of Default,” whenever used with respect to the Notes, shall include with respect to the Company or any Material Subsidiary any default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Company or any Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such Indebtedness now exists or is created or incurred in the future, which default (a) constitutes a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period or (b) results in such Indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (a), such Indebtedness having been discharged or, in the case of clause (b), without such Indebtedness having been discharged or such acceleration having been rescinded or annulled.

ARTICLE 5

REDEMPTION OF THE NOTES

5.01         Optional Redemption.

(a)          Prior to the Par Call Date, the Notes shall be redeemable, in whole or in part, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) from the Redemption Date to the Par Call Date, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points; plus, in each case of clauses (i) and (ii), accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the Redemption Date.

(b)          On or after the Par Call Date, the Company may redeem the Notes, at the Company’s option, at any time or from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the Redemption Date.

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(c)          The Company will provide notice of redemption of the Notes to the Holders pursuant to the optional redemption provisions of Section 5.01(a) of this Supplemental Indenture, at least 10 days prior to the Redemption Date and not more than 60 days prior to the applicable Redemption Date delivered by first-class mail or electronic mail to each Holder’s registered address or in accordance with the applicable procedures of DTC. Notwithstanding the foregoing, redemption notices may be delivered more than 60 days prior to a Redemption Date if such notice is issued in connection with the discharge of the Company’s obligations under the Notes pursuant to the Company’s exercise of the defeasance or satisfaction and discharge provisions under the Indenture.

(d)          If a Redemption Date occurs during the period beginning on an interest record date and ending on the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(e)          If less than all of the Notes are to be redeemed, the Trustee will select Notes for redemption on a by-lot basis to the extent practicable or, if a by-lot basis is not practicable for any reason, pro rata or in such other manner as the Trustee deems fair and appropriate, and in any case in accordance with the applicable procedures of DTC unless otherwise required by law or an applicable stock exchange (subject to such rounding as may be necessary so that Notes are redeemed in whole increments of $1,000). If any Note in certificated form is to be redeemed in part only, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon surrender and cancellation of the original.

5.02         Amendment, Supplement and Waiver of the Terms of the Indenture. In addition to the provisions set forth in Section 9.2 of the Base Indenture that provide those actions that without the consent of each Holder affected, an amendment or waiver under Section 9.2 may not take effect, added to such list is that the redemption provisions of the Notes cannot be amended or waived under Section 9.2 with respect to any Notes held by a non-consenting Holder.

ARTICLE 6

MISCELLANEOUS

6.01         Legal Defeasance and Covenant Defeasance.  Pursuant to Article VIII of the Base Indenture provision is hereby made for both (i) “legal defeasance” (as defined in Section 8.3 of the Base Indenture) and (ii) “covenant defeasance” (as defined in Section 8.4 of the Base Indenture) of the Notes, in each case, upon the terms and conditions contained in Article VIII of the Base Indenture.  If the Company effects covenant defeasance pursuant to Article VIII of the Base Indenture, then the Company shall be released from its obligations under Article  3 and this Section 6.01 of this Supplemental Indenture with respect to the Notes as provided for in Article VIII of the Base Indenture.

6.02         Ratification of Base Indenture.  The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

6.03         Trust Indenture Act Controls.  If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act of 1939, as amended, the imposed duties shall control.

6.04         Conflict with Indenture.  To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect.  If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

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6.05         Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.06         Successors.  All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

6.07         Counterparts.  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e. “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e. “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

6.08         Trustee Disclaimer.  The Trustee makes no representation as to the validity, adequacy or sufficiency of this Supplemental Indenture or of the Notes.  The recitals and statements herein and in the Notes are deemed to be those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.

6.09         Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

6.10         Severability.  In case any provision in this Supplemental Indenture or in the Securities shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused the Supplemental Indenture to be duly executed as of the day and year first above written.

HALLMARK FINANCIAL SERVICES, INC.

By:	/s/ Naveen Anand
Name: Naveen Anand
Title: President & CEO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice President

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EXHIBIT A

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

HALLMARK FINANCIAL SERVICES, INC.

6.25% Senior Unsecured Note Due 2029

No.	CUSIP No.: 40624Q AB0

$

HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $  (the “Principal”) on August 15, 2029.

Interest Payment Dates:  February 15 and August 15 (each, an “Interest Payment Date”), commencing on February 15, 2020.

Interest Record Dates:  January 31 and July 31 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

HALLMARK FINANCIAL SERVICES, INC.

By:

Name:

Title:

Signature Page to Global Note

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CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Authorized Signatory

Authentication Page to Global Note

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HALLMARK FINANCIAL SERVICES, INC.

6.25% Senior Unsecured Note Due 2029

1.          Interest.  HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.  Cash interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 19, 2019.  The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing February 15, 2020.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.          Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Interest Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Interest Record Date and prior to such Interest Payment Date.  Holders must surrender Notes to the Trustee to collect principal payments.  The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Payment of principal of (and premium, if any) and any such interest on this Note will be made at the Corporate Trust Office of the Trustee or at any other office or agency designated by the Company for such purpose; provided, that at the Company’s option, payment of interest on other than global notes may be made by wire transfer or by check mailed to the Holder’s registered address.  However, the payments of interest, and any portion of the principal (other than interest payable at maturity or on any redemption or repayment date or the final payment of principal) shall be made by the Paying Agent, upon receipt from the Company of immediately available funds by 12:30 p.m., New York City time (or such other time as may be agreed to between the Company and the Paying Agent or the Company).

3.          Paying Agent.  Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent.  The Company may change any Paying Agent without notice to the Holders.

4.          Indenture. The Company and the Trustee entered into an Indenture, dated as of August 19, 2019 (the “Base Indenture”) and a First Supplemental Indenture, dated as of August 19, 2019, setting forth certain terms of the Notes pursuant to Section 2.1 of the Base Indenture (the “Supplemental Indenture” and, together with the Supplemental Indenture, the “Indenture”).  Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.  The terms of the Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Base Indenture.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Base Indenture and the TIA for a statement of them.  To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

5.          Optional Redemption.  The Notes are subject to optional redemption, as further described in the Indenture.  On and after the Redemption Date, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

6.          Denominations; Transfer; Exchange.  The Notes are in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.  A Holder shall register the transfer of or exchange Notes in accordance with the Indenture.  The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Company need not issue, register the transfer of or exchange any Notes or portions thereof for a period of 15 days before such series is selected for redemption, nor need the Company register the transfer or exchange of any Note selected for redemption in whole or in part.

7.          Persons Deemed Owners.  The registered Holder of a Note shall be treated as the owner of it for all purposes.

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8.          Unclaimed Funds.  If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request.  After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

9.          Legal Defeasance and Covenant Defeasance.  The Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

10.         Amendment; Supplement; Waiver.  Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes of all series then outstanding affected by such amendment or supplement (voting as one class), and any existing Default or Event of Default or compliance with certain provisions of the Indenture with respect to a series may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Notes of such series then outstanding.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or make any other change that does not adversely affect the rights of any Holder of a Note in any material respect.

11.         Defaults and Remedies.  If an Event of Default occurs and is continuing, the principal amount of the Notes, together with accrued interest to the date of declaration, may be declared to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received security or indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

12.         No Sinking Fund.  There is no sinking fund provided for the Notes.

13.         Trustee Dealings with Company.  Subject to certain limitations imposed by the TIA and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

14.         No Recourse Against Others.  No stockholder, director, officer, employee, member or incorporator, as such, of the Company, or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.         Authentication.  This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

16.         Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.         CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

18.         Governing Law.  The laws of the State of New York shall govern the Indenture and this Note thereunder.

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ASSIGNMENT FORM

I or we assign and transfer this Note to _____________________________________________

 (Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint ______________________________________ agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Dated:	Signed:

(Signed exactly as name appears on the other side of this Note)

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